Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) July 15, 2025
SECOND QUARTER 2025 RESULTS AND KEY METRICS	CEO COMMENTARY

Citi CEO Jane Fraser said, “We reported another very good quarter and continue to demonstrate that our strong results are sustainable through different environments. We’re improving the performance of each of our businesses to take share and drive higher returns. With revenue up 8%, Services continues to show why this high-return business is our crown jewel. Markets had its best second quarter performance since 2020 with a record second quarter for Equities. Banking revenues were up 18% and we continue to be at the center of some of the most significant transactions. Wealth revenues were up 20% with solid growth across all three lines of business. In U.S. Personal Banking, we saw good growth in Branded Cards while Retail Banking benefited from higher deposit spreads.

“We returned $3 billion in capital during the quarter, including $2 billion in share repurchases as part of our $20 billion repurchase plan. I’m particularly pleased that the momentum across our franchise includes the Transformation, as we streamline processes, drive automation and deploy AI.

“As I’ve said, next year’s 10-11% ROTCE target is a waypoint, not a destination. The actions we’ve taken have set up Citi to succeed long term, drive returns above that level and continue to create value for shareholders,” Ms. Fraser concluded.

RETURNED ~$3.1 BILLION IN THE FORM OF COMMON DIVIDENDS AND SHARE REPURCHASES

PAYOUT RATIO OF 82%(3)

BOOK VALUE PER SHARE OF $106.94

TANGIBLE BOOK VALUE PER SHARE OF $94.16(4)

New York, July 15, 2025 – Citigroup Inc. today reported net income for the second quarter 2025 of $4.0 billion, or $1.96 per diluted share, on revenues of $21.7 billion. This compares to net income of $3.2 billion, or $1.52 per diluted share, on revenues of $20.0 billion for the second quarter 2024.

Revenues increased 8% from the prior-year period, on a reported basis, driven by growth in each of Citi’s five interconnected businesses, partially offset by a decline in All Other.  Excluding divestiture-related impacts in both periods(5), revenues were up 9%.

Net income was $4.0 billion, compared to $3.2 billion in the prior-year period, driven by the higher revenues, partially offset by higher cost of credit and higher expenses.

Earnings per share of $1.96 increased from $1.52 per diluted share in the prior-year period, reflecting the higher net income and lower shares outstanding.

Percentage comparisons throughout this press release are calculated for the second quarter 2025 versus the second quarter 2024, unless otherwise specified.

Second Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	2Q'25	1Q'25	2Q’24	QoQ%	YoY%

Total revenues, net of interest expense	21,668	21,596	20,032	-	8%

Total operating expenses	13,577	13,425	13,246	1%	2%

Net credit losses	2,234	2,459	2,283	(9)%	(2)%
Net ACL build / (release)(a)	224	210	68	7%	229%
Other provisions(b)	414	54	125	NM	231%
Total cost of credit	2,872	2,723	2,476	5%	16%

Income (loss) from continuing operations before taxes	5,219	5,448	4,310	(4)%	21%
Provision for income taxes	1,186	1,340	1,047	(11)%	13%
Income (loss) from continuing operations	4,033	4,108	3,263	(2)%	24%
Income (loss) from discontinued operations, net of taxes	-	(1)	-	100%	-
Net income attributable to non-controlling interest	14	43	46	(67)%	(70)%
Citigroup’s net income (loss)	$4,019	$4,064	$3,217	(1)%	25%

EOP loans ($B)	725	702	688	3%	5%
EOP assets ($B)	2,623	2,572	2,406	2%	9%
EOP deposits ($B)	1,358	1,316	1,278	3%	6%

Book value per share	$106.94	$103.90	$99.70	3%	7%
Tangible book value per share(4)	$94.16	$91.52	$87.53	3%	8%
Common Equity Tier 1 (CET1) Capital ratio(2)	13.5%	13.4%	13.6%
Supplementary Leverage ratio (SLR)(2)	5.5%	5.8%	5.9%
Return on average common equity (ROCE)	7.7%	8.0%	6.3%
Return on average tangible common equity (RoTCE)(1)	8.7%	9.1%	7.2%	(40) bps	150 bps

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets, policyholder benefits and claims and HTM debt securities.

Citigroup

Citigroup revenues of $21.7 billion in the second quarter 2025 increased 8%, on a reported basis, driven by growth in each of Citi’s five interconnected businesses, partially offset by a decline in All Other. Excluding the divestiture-related impacts in both periods(5), revenues were up 9%.  Net interest income increased 12%, driven by Markets, Services, U.S. Personal Banking (USPB), Wealth and Banking, partially offset by a decline in All Other. Non-interest revenue decreased 1%, driven by All Other, USPB, Markets and Services, offset by increases in Banking and Wealth.

Citigroup operating expenses of $13.6 billion were up 2% on a reported basis, driven by higher compensation and benefits expenses, largely offset by lower tax-related and deposit insurance costs as well as the absence of the civil money penalties in the prior-year period. The higher compensation and benefits expenses were driven by higher severance of approximately $400 million, primarily related to the realignment of the technology workforce, higher volume and other revenue-related expenses and higher investments in Citi’s transformation and technology, with productivity savings and stranded cost reductions partially offsetting continued investments in the businesses. Excluding divestiture-related impacts in both periods(6), expenses were up 3%.

Citigroup cost of credit of $2.9 billion increased 16%, driven by a higher net build in the allowance for credit losses (ACL) related to deterioration in the macroeconomic outlook in the current quarter relative to the prior-year period and a net ACL build related to transfer risk associated with client activity in Russia, largely offset by a lower net ACL build for volume and lower net credit losses in the card portfolios in USPB.

Citigroup net income was $4.0 billion in the second quarter 2025, compared to net income of $3.2 billion in the prior-year period, driven by the higher revenues, partially offset by the higher expenses and the higher cost of credit. Citigroup’s effective tax rate decreased to approximately 23% in the current quarter from 24% in the second quarter 2024, largely due to the resolution of a tax audit.

Citigroup’s total allowance for credit losses was approximately $23.7 billion at quarter end, compared to $21.8 billion at the end of the prior-year period. Total ACL on loans was approximately $19.1 billion at quarter end, compared to $18.2 billion at the end of the prior-year period, with a reserve-to-funded loans ratio of 2.67%, down from 2.68% in the prior-year period. Total non-accrual loans increased 49% from the prior-year period to $3.4 billion. Corporate non-accrual loans increased 73% from the prior-year period to $1.7 billion, primarily driven by idiosyncratic downgrades, primarily in Markets. Consumer non-accrual loans increased 30% from the prior-year period to $1.6 billion, primarily driven by Wealth, primarily due to residential mortgage loans impacted by the California wildfires.

Citigroup’s end-of-period loans were $725.3 billion at quarter end, up 5% versus the prior-year period, driven by higher loans in Markets, in Retail Banking and Branded Cards in USPB and in Services, partially offset by lower loans in Banking.

Citigroup’s end-of-period deposits were approximately $1.4 trillion at quarter end, up 6% versus the prior-year period, driven by increases in Services and USPB, partially offset by lower deposits in Wealth, Markets, and All Other.

Citigroup’s book value per share of $106.94 at quarter end increased 7% versus the prior-year period, and tangible book value per share of $94.16 at quarter end increased 8% versus the prior-year period. The increases reflected net income, common share repurchases and beneficial net movements in accumulated other comprehensive income (AOCI), partially offset by the payment of common and preferred dividends. At quarter end, Citigroup’s preliminary CET1 Capital ratio was 13.5% versus 13.4% at the end of the prior quarter, driven by net income, beneficial net movements in AOCI and lower deferred tax assets, partially offset by the payment of common and preferred dividends as well as common share repurchases and higher risk-weighted assets. Citigroup’s Supplementary Leverage ratio for the second quarter 2025 was 5.5% versus 5.8% in the prior quarter. During the quarter, Citigroup returned approximately $3.1 billion to common shareholders in the form of dividends and share repurchases.

Services ($ in millions, except as otherwise noted)	2Q’25	1Q’25	2Q’24	QoQ%	YoY%

Net interest income	2,949	2,865	2,629	3%	12%
Non-interest revenue	725	775	797	(6)%	(9)%
Treasury and Trade Solutions	3,674	3,640	3,426	1%	7%
Net interest income	681	633	596	8%	14%
Non-interest revenue	707	616	653	15%	8%
Securities Services	1,388	1,249	1,249	11%	11%
Total Services revenues(a)	5,062	4,889	4,675	4%	8%

Total operating expenses	2,679	2,584	2,729	4%	(2)%

Net credit losses	20	6	-	233%	NM
Net ACL build / (release)(b)	47	18	(98)	161%	NM
Other provisions(c)	286	27	71	NM	303%
Total cost of credit	353	51	(27)	NM	NM

Net income	$1,432	$1,595	$1,471	(10)%	(3)%

Services Key Statistics and Metrics ($B)
Allocated Average TCE(d)	25	25	25	-	(1)%
RoTCE(d)	23.3%	26.2%	23.8%	(290) bps	(50) bps
Average loans	94	87	82	8%	15%
Average deposits	857	826	804	4%	7%
Cross border transaction value	101	95	93	7%	9%
US dollar clearing volume (#MM)(e)	44	43	42	4%	6%
Commercial card spend volume	18	17	18	4%	(1)%
Assets under custody and/or administration (AUC/AUA) ($T)(f)	28	26	24	8%	17%

(a) Services includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and for HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citi’s total average TCE, total average stockholders’ equity, and RoTCE by Segment, see Appendices H and I.

(e) U.S. dollar clearing volume is defined as the number of USD clearing payment instructions processed by Citi on behalf of U.S. and foreign-domiciled entities (primarily financial institutions). Amounts in the table are stated in millions of payment instructions processed.

(f) 2Q25 is preliminary.

Services

Services revenues of $5.1 billion were up 8%, driven by growth in Treasury and Trade Solutions (TTS), which continued to gain market share, and Securities Services. Net interest income increased 13%, driven by an increase in average deposit and loan balances, as well as higher deposit spreads, partially offset by lower loan spreads. Non-interest revenue declined 1%, driven by higher lending revenue share with Banking, primarily offset by the benefit of continued strength in underlying fee drivers across the businesses, particularly cross-border transaction value, assets under custody and administration and U.S. dollar clearing volume.

Treasury and Trade Solutions revenues of $3.7 billion were up 7%, driven by a 12% increase in net interest income, partially offset by a 9% decrease in non-interest revenue. The increase in net interest income was driven by the higher deposit spreads as well as the increases in deposit and loan balances, partially offset by the lower loan spreads. The decrease in non-interest revenue was driven by the impact of the higher lending revenue share, partially offset by fee growth driven by an increase in cross-border transaction value of 9% and an increase in U.S. dollar clearing volume of 6%.

Securities Services revenues of $1.4 billion were up 11%, driven by a 14% increase in net interest income and an 8% increase in non-interest revenue. The increase in net interest income was driven by higher deposit volumes. The increase in non-interest revenue was driven by fee growth stemming from the increase in assets under custody and administration, as well as higher levels of corporate action activity in Issuer Services.

Services operating expenses of $2.7 billion decreased 2%, driven by the absence of tax- and legal-related expenses in the prior-year period, largely offset by higher compensation and benefits expenses, including severance, as well as technology investments.

Services cost of credit was $353 million, compared to a benefit of $(27) million in the prior-year period, driven by a net ACL build in the current period compared with a net ACL release in the prior-year period. The net ACL build was primarily related to transfer risk associated with client activity in Russia.

Services net income of $1.4 billion decreased 3%, driven by the higher cost of credit, offset by the higher revenues and the lower expenses.

Markets ($ in millions, except as otherwise noted)	2Q’25	1Q’25	2Q’24	QoQ%	YoY%

Rates and currencies	3,134	3,048	2,466	3%	27%
Spread products / other fixed income	1,134	1,429	1,098	(21)%	3%
Fixed Income markets	4,268	4,477	3,564	(5)%	20%
Equity markets	1,611	1,509	1,522	7%	6%
Total Markets revenues(a)	5,879	5,986	5,086	(2)%	16%

Total operating expenses	3,509	3,468	3,305	1%	6%

Net credit losses	8	142	66	(94)%	(88)%
Net ACL build / (release)(b)	45	57	(109)	(21)%	NM
Other provisions(c)	55	2	32	NM	72%
Total cost of credit	108	201	(11)	(46)%	NM

Net income	$1,728	$1,782	$1,443	(3)%	20%

Markets Key Statistics and Metrics ($B)
Allocated Average TCE(d)	50	50	54	-	(7)%
RoTCE(d)	13.8%	14.3%	10.7%	(50) bps	310 bps
Average trading account assets	549	476	426	15%	29%
Average Loans	136	128	119	6%	14%
Average VaR ($ in MM)(e)	117	118	113	(1)	4%

(a) Markets includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citi’s total average TCE, total average stockholders’ equity, and RoTCE by Segment, see Appendices H and I.

(e) VaR estimates, at a 99% confidence level, the potential decline in the value of a position or a portfolio under normal market conditions assuming a one-day holding period. VaR statistics, which are based on historical data, can be materially different across firms due to differences in portfolio composition, VaR methodologies and model parameters.

Markets

Markets revenues of $5.9 billion increased 16%, driven by growth in both Fixed Income and Equity markets revenues.

Fixed Income markets revenues of $4.3 billion increased 20%, driven by growth across rates and currencies as well as spread products and other fixed income. Rates and currencies revenues increased 27%, driven by increased client activity and monetization with both corporate and financial institution clients. Spread products and other fixed income revenues increased 3%, driven by higher financing activity and loan growth, partially offset by lower credit trading.

Equity markets revenues of $1.6 billion increased 6%, driven by momentum in prime services, with record prime balances(7) up approximately 27%, as well as higher client activity and volumes in cash equities and monetization of market activity in derivatives, partially offset by the absence of gains related to the Visa B share exchange in the prior-year period.

Markets operating expenses of $3.5 billion increased 6%, largely driven by higher volume and other revenue-related expenses.

Markets cost of credit was $108 million, compared to a benefit of $(11) million in the prior-year period, driven by a net ACL build due to portfolio composition changes, including exposure growth in the current period, compared to an ACL release in the prior-year period, partially offset by lower net credit losses.

Markets net income was $1.7 billion, compared to a net income of $1.4 billion in the prior-year period, driven by the higher revenues, partially offset by the higher expenses and the higher cost of credit.

Banking ($ in millions, except as otherwise noted)	2Q’25	1Q’25	2Q’24	QoQ%	YoY%

Investment Banking	981	1,035	853	(5)%	15%
Corporate Lending(a)	1,002	903	765	11%	31%
Total Banking revenues(a)(b)	1,983	1,938	1,618	2%	23%
Gain / (loss) on loan hedges(a)	(62)	14	9	NM	NM
Total Banking revenues including gain/(loss) on loan hedges(a)	1,921	1,952	1,627	(2)%	18%

Total operating expenses	1,137	1,034	1,131	10%	1%
Net credit losses	16	34	40	(53)%	(60)%
Net ACL build / (release)(c)	139	185	(60)	(25)%	NM
Other provisions(d)	18	(5)	(12)	NM	NM
Total cost of credit	173	214	(32)	(19)%	NM

Net income	$463	$543	$406	(15)%	14%

Banking Key Statistics and Metrics
Allocated Average TCE(e) ($B)	21	21	22	-	(6)%
RoTCE(e)	9.0%	10.7%	7.5%	(170) bps	150 bps
Average loans ($B)	84	82	89	2%	(6)%

Advisory	408	424	268	(4)%	52%
Equity underwriting	218	127	174	72%	25%
Debt underwriting	432	553	493	(22)%	(12)%
Investment Banking fees	1,058	1,104	935	(4)%	13%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, see Footnote 8.

(b) Banking includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and HTM debt securities.

(e) TCE and RoTCE are non-GAAP financial measures. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citi’s total average TCE, total average stockholders’ equity, and RoTCE by Segment, see Appendices H and I.

Banking

Banking revenues of $1.9 billion increased 18%, driven by growth in Corporate Lending, excluding mark-to-market gain/(loss) on loan hedges(8) and Investment Banking, partially offset by the impact of a mark-to-market loss on loan hedges.

Investment Banking revenues of $981 million increased 15%, driven by an increase in Investment Banking fees of 13%, reflecting growth in Advisory and Equity Capital Markets (ECM), partially offset by a decline in Debt Capital Markets (DCM). Advisory fees increased 52%, as the business gained share across a multitude of sectors and with financial sponsors. ECM fees were up 25% driven by strength in convertibles and initial public offerings (IPOs). DCM fees were down 12% as Citi’s investment grade volumes decreased compared to very strong performance in the prior-year period, partially offset by continued share gains in leveraged finance.

Corporate Lending revenues of $1.0 billion, excluding mark-to-market on loan hedges(8), increased 31%, primarily driven by increases in lending revenue share.

Banking operating expenses of $1.1 billion increased 1%, driven by higher volume and other revenue-related expenses and continued business investments, primarily offset by the benefits of prior repositioning actions.

Banking cost of credit was $173 million, compared to a benefit of $(32) million in the prior-year period, driven by a net ACL build related to changes in portfolio composition, compared to an ACL release in the prior-year period, partially offset by lower net credit losses.

Banking net income of $463 million increased 14%, driven by the higher revenue, largely offset by the higher cost of credit.

Wealth ($ in millions, except as otherwise noted)	2Q’25	1Q’25	2Q’24	QoQ%	YoY%

Private Bank	731	664	611	10%	20%
Wealth at Work	221	268	195	(18)%	13%
Citigold	1,214	1,164	1,001	4%	21%
Total revenues, net of interest expense	2,166	2,096	1,807	3%	20%

Total operating expenses	1,558	1,639	1,535	(5)%	1%

Net credit losses	40	38	35	5%	14%
Net ACL build / (release)(a)	(66)	60	(43)	NM	(53)%
Other provisions(b)	-	-	(1)	-	100%
Total cost of credit	(26)	98	(9)	NM	(189)%

Net income	$494	$284	$210	74%	135%

Wealth Key Statistics and Metrics ($B)
Allocated Average TCE(c)	12	12	13	-	(7)%
RoTCE(c)	16.1%	9.4%	6.4%	670 bps	970 bps

Loans	151	147	150	2%	-
Deposits	310	309	318	-	(3)%
Client investment assets(d)	635	595	541	7%	17%
EOP client balances	1,096	1,051	1,009	4%	9%

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and policyholder benefits and claims.

(c) TCE and RoTCE are non-GAAP financial measures. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citi's total average TCE, total average stockholders’ equity, and RoTCE by Segment, see Appendices H and I.

(d) Includes assets under management, and trust and custody assets. 2Q25 Client investment assets are preliminary.

Wealth

Wealth revenues of $2.2 billion increased 20%, driven by growth across Citigold, the Private Bank and Wealth at Work. Net interest income of $1.3 billion increased 22%, driven by higher deposit spreads, partially offset by lower mortgage spreads and lower deposit balances. Non-interest revenue of $888 million increased 17%, driven by a gain on sale of an alternative investments fund platform and higher investment fee revenues, with client investment assets up 17%.

Private Bank revenues of $731 million increased 20%, driven by the sale of the alternative investments fund platform, the higher deposit spreads and the higher investment fee revenues, partially offset by the lower mortgage spreads.

Wealth at Work revenues of $221 million increased 13%, driven by the higher deposit spreads, largely offset by the lower mortgage spreads.

Citigold revenues of $1.2 billion increased 21%, driven by the higher deposit spreads, the higher investment fee revenues and higher lending revenues, partially offset by the lower deposit balances. The decrease in deposit balances reflected higher tax payments and other operating outflows as well as a shift in deposits to higher-yielding investments on Citi’s Wealth platform, partially offset by the deposit impact from client transfers from USPB(9).

Wealth operating expenses of $1.6 billion increased 1% from the prior-year period, driven by higher volume and other revenue-related expenses, episodic items and higher severance, primarily offset by benefits from prior repositioning actions and lower deposit insurance costs.

Wealth cost of credit was a benefit of $(26) million, compared to a benefit of $(9) million in the prior-year period.

Wealth net income was $494 million, compared to $210 million in the prior-year period, driven by the higher revenues, partially offset by the higher expenses.

USPB ($ in millions, except as otherwise noted)	2Q’25	1Q’25	2Q’24	QoQ%	YoY%

Branded Cards	2,822	2,892	2,536	(2)%	11%
Retail Services	1,649	1,675	1,735	(2)%	(5)%
Retail Banking	648	661	561	(2)%	16%
Total revenues, net of interest expense	5,119	5,228	4,832	(2)%	6%

Total operating expenses	2,381	2,442	2,355	(2)%	1%

Net credit losses	1,889	1,983	1,931	(5)%	(2)%
Net ACL build / (release)(a)	(5)	(171)	382	97%	NM
Other provisions(b)	1	(1)	2	NM	(50)%
Total cost of credit	1,885	1,811	2,315	4%	(19)%

Net income	$649	$745	$121	(13)%	436%

USPB Key Statistics and Metrics ($B)
Allocated average TCE(c)	23	23	25	-	(7)%
RoTCE(c)	11.1%	12.9%	1.9%	(180) bps	920 bps
Average loans	217	216	206	-	5%
Average deposits	90	89	93	1%	(3)%
US credit card average loans	165	164	160	-	3%
US credit card spend volume	159	144	155	10%	3%
New credit cards account acquisitions (in thousands)	3,255	2,840	3,178	15%	2%

(a) Includes credit reserve build / (release) for loans.

(b) Includes provisions on policyholder benefits and claims and Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citi’s total average TCE, total average stockholders’ equity, and RoTCE by Segment, see Appendices H and I.

U.S. Personal Banking (USPB)

USPB revenues of $5.1 billion increased 6%, driven by growth in Branded Cards and Retail Banking, partially offset by a decline in Retail Services. Net interest income increased 7%, driven by net interest margin expansion and loan growth in Branded Cards as well as higher deposit spreads in Retail Banking. Non-interest revenue decreased 30%, largely driven by higher partner payment accruals in Retail Services.

Branded Cards revenues of $2.8 billion increased 11%, driven by the net interest margin expansion and the growth of interest-earning balances, which were up 7%.

Retail Services revenues of $1.6 billion decreased 5%, largely driven by the higher partner payment accruals due to lower net credit losses.

Retail Banking revenues of $648 million increased 16%, driven by the impact of higher deposit spreads.

USPB operating expenses of $2.4 billion increased 1% from the prior-year period.

USPB cost of credit was $1.9 billion, compared to $2.3 billion in the prior-year period. The decrease was driven by a net ACL release in the current period, compared to a net ACL build in the prior-year period, and lower net credit losses in the cards portfolios. The net ACL release in the current period reflected improvements in quality, including seasonal mix changes, offset by deterioration in the macroeconomic outlook and loan growth. The decline in net credit losses was driven by Retail Services, partially offset by higher net credit losses in Branded Cards, reflecting loan growth.

USPB net income of $649 million increased 436%, driven by the lower cost of credit and the higher revenues.

All Other (Managed Basis) (a) (b) ($ in millions, except as otherwise noted)	2Q’25	1Q’25	2Q’24	QoQ%	YoY%

Legacy Franchises (managed basis)	1,691	1,621	1,719	4%	(2)%
Corporate / Other	7	(176)	253	NM	(97)%
Total revenues	1,698	1,445	1,972	18%	(14)%

Total operating expenses	2,276	2,224	2,106	2%	8%

Net credit losses	256	256	214	-	20%
Net ACL build / (release)(c)	64	72	(4)	(11)%	NM
Other provisions(d)	54	31	33	74%	64%
Total cost of credit	374	359	243	4%	54%

Net (loss)	$(567)	$(870)	$(402)	35%	(41)%

All Other Key Statistics and Metrics ($B)
Allocated Average TCE(e)	41	38	27	7%	51%

(a) Includes Legacy Franchises and certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance-related costs), other corporate expenses, and unallocated global operations and technology expenses and income taxes, as well as Corporate Treasury investment activities and discontinued operations.

(b) Reflects results on a managed basis, which excludes divestiture-related impacts related to Citi’s divestitures of its Asia consumer banking businesses and the planned divestiture of Banamex within Legacy Franchises. For additional information, please refer to Footnote 10.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and policyholder benefits and claims.

(e) TCE is a non-GAAP financial measure. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citi’s total average TCE, total average stockholders’ equity, and RoTCE by Segment, see Appendices H and I.

All Other (Managed Basis)(10)

All Other (managed basis) revenues of $1.7 billion decreased 14%, driven by lower net interest income as well as lower revenue related to closed exits and wind-downs and the impact of Mexican peso depreciation.

Legacy Franchises (managed basis)(10) revenues of $1.7 billion decreased 2%, driven by lower revenue related to the closed exits and wind-downs and the impact of the Mexican peso depreciation largely offset by higher lending and deposit volumes in Banamex.

Corporate/Other revenues of $7 million decreased from $253 million in the prior-year period, driven by lower net interest income due to a lower benefit from cash and securities reinvestment over the last 12 months to reduce the asset sensitivity of the firm in a declining rate environment.

All Other (managed basis) expenses of $2.3 billion increased 8%, driven by higher severance related to the realignment of the technology workforce and higher investments in Citi’s transformation and technology, primarily offset by the absence of the civil money penalties in the prior-year period, the impact of Mexican peso depreciation, lower deposit insurance costs and a reduction from closed exits and wind-downs.

All Other (managed basis) cost of credit was $374 million, compared to $243 million in the prior-year period, primarily driven by higher net credit losses related to higher lending volumes and portfolio seasoning in Banamex and a net ACL build largely due to changes in portfolio composition in Banamex.

All Other (managed basis) net loss was $(567) million, compared to $(402) million in the prior-year period, driven by the lower revenues, the higher expenses and the higher cost of credit.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/global/investors. The live webcast of the presentation can also be accessed at https://www.veracast.com/webcasts/citigroup/webinars/CITI2Q25.cfm

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Second Quarter 2025 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 180 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | X: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this presentation are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: (i) macroeconomic, geopolitical and other challenges and uncertainties, including those related to policies and announcements of the U.S. administration, such as tariffs and retaliatory actions by U.S. trading partners, significant volatility and disruptions in financial markets, a resurgence of inflation, increases in unemployment rates, increases in interest rates, slowing economic growth or recession in the U.S. and other countries and conflicts in the Middle East; (ii) the execution and efficacy of Citi’s priorities regarding its simplification, transformation and enhanced business performance, including those related to revenues, net interest income, expenses and capital-related expectations; (iii) a deterioration in business and consumer confidence and spending, including lower credit card spend volume and loan growth, as well as lower than expected interest rates; (iv) changes in regulatory capital requirements, interpretations or rules; and (v) the precautionary statements included in this presentation. These factors also consist of those contained in Citigroup's filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2024 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Investors: Jennifer Landis (212) 559-2718

Press: Danielle Romero-Apsilos (212) 816-2264

Appendix A

Citigroup ($ in millions)	2Q’25	1Q’25	2Q’24

Net Income	$4,019	$4,064	$3,217
Less:
Preferred Dividends	287	269	242
Net Income (Loss) to Common Shareholders	$3,732	$3,795	$2,975

Average Common Equity	$195,622	$191,794	$189,211
Less:
Average Goodwill and Intangibles	23,482	22,474	23,063
Average Tangible Common Equity (TCE)	$172,140	$169,320	$166,148

ROCE	7.7%	8.0%	6.3%

RoTCE	8.7%	9.1%	7.2%

Appendix B

Citigroup ($ in millions)	2Q'25	2Q'24	% Δ YoY

Total Citigroup Revenues - As Reported	$21,668	$20,032	8%
Less:
Total Divestiture-related Impact on Revenues	(177)	33
Total Citigroup Revenues, Excluding Total Divestiture-related Impact	$21,845	$19,999	9%

Total Citigroup Operating Expenses - As Reported	$13,577	$13,246	2%
Less:
Total Divestiture-related Impact on Operating Expenses	37	85
Total Citigroup Operating Expenses, Excluding Total Divestiture-related Impact	$13,540	$13,161	3%

Appendix C (a)

All Other ($ in millions)	2Q’25	1Q’25	2Q’24	% Δ QoQ	% Δ YoY

All Other Revenues, Managed Basis	$1,698	$1,445	$1,972	18%	(14)%
Add:
All Other Divestiture-related Impact on Revenue(b)	(177)	-	33
All Other Revenues (U.S. GAAP)	$1,521	$1,445	$2,005	5%	(24)%

All Other Operating Expenses, Managed Basis	$2,276	$2,224	$2,106	2%	8%
Add:
All Other Divestiture-related Impact on Operating Expenses(b)(c)(d)	37	34	85
All Other Operating Expenses (U.S. GAAP)	$2,313	$2,258	$2,191	2%	6%

All Other Cost of Credit, Managed Basis	$374	$359	$243	4%	54%
Add:
All Other Divestiture-related Impact on Net credit losses	5	-	(3)
All Other Divestiture-related Impact on Net ACL build / (release)(e)	-	(11)	-
All Other Divestiture-related Impact on Other provisions(f)	-	-	-
All Other Citigroup Cost of Credit (U.S. GAAP)	$379	$348	$240	9%	58%

All Other Net Income (Loss), Managed Basis	$(567)	$(870)	$(402)	35%	(41)%
Add:
All Other Divestiture-related Impact on Revenue(b)	(177)	-	33
All Other Divestiture-related Impact on Operating Expenses(b)(c)(d)	(37)	(34)	(85)
All Other Divestiture-related Impact on Cost of Credit(e)(f)	(5)	11	3
All Other Divestiture-related Impact on Taxes(b)(c)(d)	39	8	17
All Other Net Income (Loss) (U.S. GAAP)	$(747)	$(885)	$(434)	16%	(72)%

(a) Reconciling Items consist of the divestiture-related impacts excluded from the results of All Other, as well as All Other—Legacy Franchises on a managed basis.

(b) 2Q25 includes (i) an approximately $186 million loss recorded in revenue (approximately $157 million after tax) related to the announced sale of the Poland consumer banking business; and (ii) approximately $37 million in operating expenses (approximately $26 million after tax) primarily related to separation costs in Mexico.

(c) 1Q25 includes approximately $34 million in operating expenses (approximately $23 million after-tax), largely related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025.

(d) 2Q24 includes approximately $85 million in operating expenses (approximately $58 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024.

(e) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(f) Includes provisions for policyholder benefits and claims and other assets.

Appendix D

($ in millions)	2Q’25(a)	1Q’25	2Q’24

Citigroup Common Stockholders’ Equity(b)	$196,931	$194,125	$190,283
Add: Qualifying noncontrolling interests	190	192	153
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(c)	-	-	757
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(141)	(213)	(629)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(408)	(32)	(760)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(d)	18,524	18,122	18,315
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,236	3,291	3,138
Defined benefit pension plan net assets and other	1,610	1,532	1,425
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards(e)	11,163	11,517	11,695
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(e)(f)	4,205	4,261	3,652

Common Equity Tier 1 Capital (CET1)	$158,932	$155,839	$154,357

Risk-Weighted Assets (RWA)(c)	$1,180,963	$1,162,306	$1,135,750

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(c)	13.5%	13.4%	13.6%

Note: Citi’s binding CET1 Capital ratios were derived under the Basel III Standardized Approach for all periods reflected.

(a) Preliminary.

(b) Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(c) Please refer to Footnote 2 at the end of this press release for additional information.

(d) Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(e) Represents deferred tax excludable from Basel III CET1 Capital, which includes net DTAs arising from net operating loss, foreign tax credit and general business credit tax carry-forwards and DTAs arising from temporary differences (future deductions) that are deducted from CET1 Capital exceeding the 10% limitation.

(f) Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix E

($ in millions)	2Q’25(a)	1Q’25	2Q’24

Common Equity Tier 1 Capital (CET1)(b)	$158,932	$155,839	$154,357

Additional Tier 1 Capital (AT1)(c)	17,674	19,675	19,426

Total Tier 1 Capital (T1C) (CET1 + AT1)	$176,606	$175,514	$173,783

Total Leverage Exposure (TLE)(b)	$3,193,388	$3,033,450	$2,949,534

Supplementary Leverage Ratio (T1C / TLE)(b)	5.5%	5.8%	5.9%

(a) Preliminary.

(b) Please refer to Footnote 2 at the end of this press release for additional information.

(c) Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix F

($ and shares in millions)	2Q’25(a)	1Q’25	2Q’24

Common Stockholders’ Equity	$196,872	$194,058	$190,210

Less:

Goodwill	19,878	19,422	19,704

Intangible Assets (other than MSRs)	3,639	3,679	3,517

Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Businesses Held-for-Sale	16	16	-

Tangible Common Equity (TCE)	$173,339	$170,941	$166,989

Common Shares Outstanding (CSO)	1,840.9	1,867.7	1,907.8

Tangible Book Value Per Share	$94.16	$91.52	$87.53

(a) Preliminary.

Appendix G

Banking ($ in millions)	2Q’25	1Q’25	2Q’24	% Δ QoQ	% Δ YoY

Corporate Lending Revenues - As Reported	$940	$917	$774	3%	21%

Less:

Gain/(loss) on loan hedges(a)	(62)	14	9	NM	NM

Corporate Lending Revenues - Excluding Gain/(loss) on loan hedges	$1,002	$903	$765	11%	31%

(a) See Footnote 8 at the end of this press release for additional information.

Appendix H

($ in billions)	2Q’25	1Q’25	2Q’24

Average Tangible Common Equity (TCE)
Services	24.7	24.7	24.9
Markets	50.4	50.4	54.0
Banking	20.6	20.6	21.8
Wealth	12.3	12.3	13.2
USPB	23.4	23.4	25.2
All Other	40.7	37.9	27.0
Total Citigroup Average TCE	$172.1	$169.3	$166.1
Plus:
Average Goodwill	19.8	18.8	19.5
Average Intangible Assets (other than MSRs)	3.7	3.7	3.6
Average Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Businesses Held-for-Sale	-	-	-
Total Citigroup Average Common Stockholders’ Equity	$195.6	$191.8	$189.2

Appendix I

	Net Income	Average Allocated	Return on
	Applicable to Common	Tangible	Tangible
($ in billions)	Shareholders(a)	Common Equity(b)	Common Equity(c)

2Q'25
Services	1.4	24.7	23.3%
Markets	1.7	50.4	13.8%
Banking	0.5	20.6	9.0%
Wealth	0.5	12.3	16.1%
USPB	0.6	23.4	11.1%
All Other (managed basis)(a)	(0.9)	40.7	NM
Reconciling Items(d)	(0.2)	-	NM
Total Citigroup(a)	$3.7	$172.1	8.7%

1Q'25
Services	1.6	24.7	26.2%
Markets	1.8	50.4	14.3%
Banking	0.5	20.6	10.7%
Wealth	0.3	12.3	9.4%
USPB	0.7	23.4	12.9%
All Other (managed basis)(a)	(1.1)	37.9	NM
Reconciling Items(d)	(0.0)	-	NM
Total Citigroup(a)	$3.8	$169.3	9.1%

2Q'24
Services	1.5	24.9	23.8%
Markets	1.4	54.0	10.7%
Banking	0.4	21.8	7.5%
Wealth	0.2	13.2	6.4%
USPB	0.1	25.2	1.9%
All Other (managed basis)(a)	(0.6)	27.0	NM
Reconciling Items(d)	(0.0)	-	NM
Total Citigroup(a)	$3.0	$166.1	7.2%

a)	Net income to common for All Other (Managed Basis) is reduced by preferred dividends of $287 million in 2Q'25, $269 million in 1Q'25, and $242 million in 2Q'24.
b)	Tangible Common Equity is allocated to each segment based on Citi’s allocation methodology which incorporates Basel III standardized risk-weighted assets, the global systemically important banks TCE, are periodically reassessed and as a result the TCE allocated to the segments may change. TCE is a non-GAAP financial measure.
c)	Return on Tangible Common Equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE.
d)	Reconciling Items consist of the divestiture-related impacts excluded from the results of All Other, as well as All Other - Legacy Franchises on a managed basis. For a reconciliation of these results, see Appendix C.

(1) Ratios as of June 30, 2025 are preliminary. Citigroup’s allocated average tangible common equity (TCE) and return on average tangible common equity (RoTCE) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. For the components of these calculations, see Appendix A. For a reconciliation of common equity to TCE, see Appendix F. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citigroup’s total average stockholder’s equity, see Appendix H.

As used herein, 2026 RoTCE is a forward-looking non-GAAP financial measure. From time to time, management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for revenue, expenses and RoTCE. Citi is unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because Citi is unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant for future results.

(2) Ratios as of June 30, 2025 are preliminary. Commencing January 1, 2025, the capital effects resulting from adoption of the Current Expected Credit Losses (CECL) methodology have been fully reflected in Citi's regulatory capital. For additional information, see “Capital Resources—Regulatory Capital Treatment—Modified Transition of the Current Expected Credit Losses Methodology” in Citigroup’s 2024 Annual Report on Form 10-K. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix D. For the composition of Citigroup’s SLR, see Appendix E.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders.

(4) Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share, see Appendix F.

(5) Citigroup’s revenues excluding divestiture-related impacts are non-GAAP financial measures. For a reconciliation to reported results, see Appendices B and C. The reconciling items’ impact on revenue is reflected in non-interest revenue.

(6) Citigroup’s expenses excluding divestiture-related impacts are non-GAAP financial measures. For a reconciliation to reported results, see Appendices B and C. Included in Citi's reported expenses was an immaterial decrease in expenses of $(20) million in the second quarter 2025 related to a lower incremental FDIC special assessment, compared to $34 million in the second quarter 2024.

(7) Prime balances are defined as client’s billable balances where Citigroup provides cash or synthetic prime brokerage services.

(8) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain/(loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain / (loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, see Appendix G.

(9) Reflects the impact of the net deposit balance transfers from USPB to Citigold in Wealth of approximately $17 billion over the last 5 quarters, including approximately $3 billion during the second quarter 2025. These amounts represent the balances at the time client relationships are transferred.

(10) All Other (managed basis) reflects results on a managed basis, which excludes divestiture-related impacts, for all periods, related to Citigroup’s divestitures of its Asia consumer banking businesses and the planned divestiture of Banamex within Legacy Franchises. Certain of the results of operations of All Other (managed basis) and Legacy Franchises (managed basis) that exclude divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation of these results, see Appendix C.